Exhibit 99.1

NEWS Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES THIRD QUARTER RESULTS

•	Net sales of $367.2 million up 28% sequentially compared to second quarter but still negatively impacted by lower volumes due to COVID-19

•	GAAP net income of $27.3 million compared to prior year third quarter net loss of $13.1 million; non-GAAP net income of $27.7 million compared to prior year third quarter non-GAAP net income of $25.3 million

•	Adjusted EBITDA increased 5% to $63.9 million compared to prior year third quarter pro forma adjusted EBITDA of approximately $61 million

•	Strong quarterly cash flow from operations of $67.3 million more than triples year-to-date operating cash flow to $112.0 million compared to $35.5 million in the prior year period

•	Expected cost synergies related to the Combination increased to $58 million in 2020, $75 million in 2021, and $80 million in 2022

•	Full year 2020 adjusted EBITDA guidance increased to exceed $215 million

November 5, 2020

CONSHOHOCKEN, PA – Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton; NYSE: KWR) today announced third quarter results and provided an update regarding the impact of the COVID-19 pandemic on the Company. Third quarter of 2020 net sales were $367.2 million, an increase of 13% compared to the third quarter of 2019. The increase was driven by additional net sales due to the Company’s August 1, 2019 combination with Houghton International, Inc. (“Houghton”), which we refer to as “the Combination”, as well as its October 1, 2019 acquisition of the operating divisions of Norman Hay plc (“Norman Hay”). Current quarter net sales declined approximately 5% compared to prior year third quarter pro forma net sales of approximately $386 million, which are adjusted to include the results of Houghton for the full quarter as well as certain other pro forma adjustments, described below, including the elimination of results associated with divested product lines. This quarter-over-quarter decline in pro forma net sales was primarily due to lower volumes reflecting the impact from COVID-19 on global industrial production partially offset by additional net sales from Norman Hay.

The Company had net income in the third quarter of 2020 of $27.3 million or $1.53 per diluted share compared to prior year third quarter net loss of $13.1 million or $0.80 per diluted share which was impacted by initial inventory fair value adjustments, restructuring charges and costs related to closing the Combination. Excluding costs associated with the Combination and other non-core items in each period, the Company’s current quarter adjusted EBITDA of $63.9 million increased 24% compared to $51.4 million in the third quarter of 2019 primarily due to the Combination, and increased 5% compared to pro forma prior year third quarter adjusted EBITDA of approximately $61 million primarily due to the benefits of cost synergies realized from the Combination and the benefit of Norman Hay in the current quarter, again partially offset by the negative impacts of COVID-19. The Company’s third quarter of 2020 non-GAAP net income increased to $27.7 million compared to $25.3 million in the prior year while its non-GAAP earnings per diluted share were consistent at $1.56 in both periods, as higher net income was offset by the additional shares issued at the close of the Combination. The Company’s strong earnings drove net operating cash flow of approximately $67.3 million during the third quarter of 2020, increasing its year-to-date net operating cash flow to $112.0 million in the first nine months of 2020 compared to $35.5 million in the first nine months of 2019.

Michael F. Barry, Chairman, Chief Executive Officer and President, “We experienced a strong rebound in our business in the third quarter compared to the second quarter with sales growing by 28% and adjusted EBITDA nearly doubling. All four business segments had good sequential growth as our end markets improved from the very poor second quarter conditions, especially in the Americas and EMEA. Our adjusted EBITDA growth continued to benefit from our estimated cost synergies of $17 million in the quarter as well as estimated market share gains of 2% in the quarter. Our cash flow generation continues to be strong as we reduced our net debt by 7% or $58 million this quarter.”

Mr. Barry continued, “While we have seen a rebound in many of our end markets, we are still not back to where we would have expected our business to be when we started the year. Looking forward, we expect gradual sequential improvement in our markets as we progress through the next two years, although given the uncertainty in our operating environment, the improvement by quarter is hard to predict. For the fourth quarter we expect our adjusted EBITDA to be in the range of our third quarter result. For the full year, we now expect our adjusted EBITDA to exceed $215 million. Overall, our integration synergies, additional cost savings actions, improvement in product margins, and good cash flows are expected to continue to help us during this challenging time. As we look forward to 2021, we expect to achieve a 20+% increase in our adjusted EBITDA as we complete our integration cost synergies, continue to take share in the marketplace and benefit from a projected gradual rebound in demand.”

Third Quarter 2020 Consolidated Results

Net sales were $367.2 million in the third quarter of 2020 compared to $325.1 million in the third quarter of 2019. The net sales increase of 13% quarter-over-quarter includes additional net sales from acquisitions, primarily Houghton and Norman Hay, of $74.6 million. Excluding net sales related to acquisitions, current quarter net sales would have declined approximately 10%, primarily due to an 8% decrease in sales volumes driven by the negative impact of COVID-19 on global production levels in the current quarter, as well as a 1% negative impact from foreign currency translation and a 1% decrease from price and product mix.

Gross profit in the third quarter of 2020 increased $35.1 million compared to the third quarter of 2019 primarily due to additional gross profit from Houghton and Norman Hay, as well as higher gross margins quarter-over-quarter. The Company’s gross margin in the current quarter was 38.2% compared to 32.3% in the third quarter of 2019 which included a $10.2 million expense associated with selling acquired Houghton inventory at its fair value. Excluding this one-time increase to cost of goods sold (“COGS”), the Company estimates that its gross margin for the third quarter of 2019 would have been approximately 35.5%. The estimated increase in gross margin quarter-over-quarter was primarily due to lower COGS as a result of the Company’s progress on Combination-related logistics, procurement and manufacturing cost savings initiatives.

Selling, general and administrative expenses (“SG&A”) in the third quarter of 2020 increased $16.2 million compared to the third quarter of 2019 due primarily to additional SG&A from Houghton and Norman Hay, partially offset by lower SG&A due to the impact of COVID-19 cost savings actions, including lower travel expenses, and the benefits of realized cost savings associated with the Combination.

During the third quarter of 2020, the Company incurred $6.9 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration activities. Comparatively, the Company incurred $14.7 million of similar expenses in the prior year third quarter, primarily due to various professional fees related to integration planning and regulatory approval as well as professional fees associated with closing the Combination on August 1, 2019.

The Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination and recorded an initial $24.0 million restructuring charge. The Company expects reductions in headcount and site closures under this program to continue during 2020 and into 2021 and recorded additional restructuring and related charges of $1.4 million during the current quarter.

Operating income in the third quarter of 2020 was $34.9 million compared to an operating loss of $14.5 million in the third quarter of 2019. Excluding Combination, integration and other acquisition-related expenses, restructuring and related charges, and other expenses that are not indicative of the Company’s future operating performance, the Company’s current quarter non-GAAP operating income increased 25% to $43.2 million compared to $34.5 million in the prior year quarter, primarily due to additional operating income from Houghton and Norman Hay and the benefits from cost savings related to the Combination, partially offset by the negative impact of COVID-19. The Company now expects to realize cost synergies of approximately $58 million in 2020 (up from $53 million), approximately $75 million in 2021 (up from $65 million) and $80 million in 2022 (up from $75 million). The Company estimates that it has realized approximately $17 million of cost savings related to the Combination during the third quarter of 2020, increasing its synergies realized in 2020 to approximately $40 million.

Other expense, net, was $0.2 million in the third quarter of 2020 compared to other income, net, of $0.2 million in the prior year third quarter. The quarter-over-quarter change to other expense, net, was driven by higher foreign currency transaction losses in the third quarter of 2020 as compared to the prior year third quarter, partially offset by lower expenses from the non-service components of pension and postretirement benefit costs in the current quarter.

Interest expense, net, increased $0.7 million compared to the prior year third quarter primarily due to an additional month of borrowings in the current quarter under the Company’s term loans and revolving credit facility to finance the closing of the Combination on August 1, 2019, as well as higher current quarter borrowings outstanding as a result of the additional revolver borrowings in March 2020 at the onset of the pandemic, partially offset by a decline in overall interest rates during the current quarter.

The Company’s effective tax rates for the third quarters of 2020 and 2019 were an expense of 8.1% compared to a benefit of 27.6%, respectively. The Company’s current quarter effective tax rate was impacted by certain one-time items, including benefits related to the impact of recently issued U.S. tax regulations and other changes in foreign tax credit valuation allowances, a change in a foreign subsidiary’s statutory rate and impacts related to the Combination. Similarly, the prior year third quarter’s tax rate was impacted by the pre-tax losses driven by the Combination costs, restructuring charges and inventory fair value expense previously mentioned. Excluding the impact of these costs and all other non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates for the third quarters of 2020 and 2019 would have been approximately 24% and 20%, respectively. The higher estimated current quarter tax rate was driven by a change in the current quarter earnings footprint to entities with higher statutory tax rates as well as a cumulative year-to-date tax benefit recorded during the third quarter of 2019 as a result of one of its subsidiaries receiving approval for the renewal of a concessionary 15% tax rate compared to its 25% statutory tax rate. The concessionary tax rate was available to the Company’s subsidiary during all quarters of 2020.

Equity in net income of associated companies was consistent at $1.8 million in both the third quarters of 2020 and 2019.

Foreign exchange negatively impacted the Company’s current quarter results by approximately $0.18 per diluted share, primarily due to higher foreign exchange transaction losses quarter-over-quarter and, to a lesser extent, an aggregate negative impact from foreign currency translation on earnings.

First Nine Months 2020 Consolidated Results

Net sales were $1,031.8 million in the first nine months of 2020 compared to $742.2 million in the first nine months of 2019. The net sales increase of 39% year-over-year includes additional net sales from acquisitions, primarily Houghton and Norman Hay, of $407.4 million. Excluding net sales from acquisitions, current year net sales would have declined approximately 16% due to a 13% decrease in sales volumes associated with the negative impacts of COVID-19 on global production levels, as well as a 2% negative impact from foreign currency translation and a 1% decrease from price and product mix.

Gross profit in the first nine months of 2020 increased $115.4 million compared to the first nine months of 2019 primarily due to additional gross profit from Houghton and Norman Hay. The Company’s gross margin in the current period was 36.0% compared to 34.5% in 2019, which includes a $10.2 million expense associated with selling Houghton’s inventory at fair value. Excluding this one-time increase to COGS, the Company estimates that its gross margin for the first nine months of 2019 would have been 35.9%, relatively consistent with the current year.

SG&A in the first nine months of 2020 increased $100.1 million compared to the first nine months of 2019 due primarily to additional SG&A from Houghton and Norman Hay, partially offset by the same drivers described in the third quarter description noted above.

During the first nine months of 2020, the Company incurred $22.8 million of Combination, integration and other acquisition-related expenses, primarily for professional fees related to Houghton integration activities. Comparatively, the Company incurred $23.8 million of similar expenses in the prior year, primarily due to various professional fees related to integration planning and regulatory approval as well as professional fees associated with closing the Combination.

As noted above, the Company initiated a restructuring program during the third quarter of 2019 as part of its global plan to realize cost synergies associated with the Combination. During the first nine months of 2020, the Company recorded additional restructuring and related charges of $3.6 million. Comparatively, the Company incurred restructuring and related charges of $24.0 million during the first nine months of 2019.

During the first quarter of 2020, the Company recorded a $38.0 million non-cash impairment charge to write down the value of certain indefinite-lived intangible assets associated with the Combination. This non-cash impairment charge is related to certain acquired Houghton trademarks and tradenames and is primarily the result of the current year negative impacts of COVID-19 on their estimated fair values. There were no other impairment charges in 2020 or in the prior year.

Operating income in the first nine months of 2020 was $24.7 million compared to $25.9 million in the first nine months of 2019. Excluding Combination, integration and other acquisition-related expenses, restructuring and related charges, the non-cash indefinite-lived intangible asset impairment charge, and other expenses that are not indicative of the Company’s future operating performance, the Company’s non-GAAP operating income increased to $90.4 million for the first nine months of 2020 compared to $84.3 million in the prior year period, primarily due to additional operating income from Houghton and Norman Hay and the benefits from cost savings related to the Combination, partially offset by the negative impact of COVID-19.

Other expense, net, was $22.4 million in the first nine months of 2020 compared to $0.4 million in the prior year period. The year-over-year increase in other expense, net was primarily due to a first quarter of 2020 non-cash settlement charge of $22.7 million associated with the termination of the legacy Quaker U.S. Pension Plan, as well as higher foreign currency transaction losses in the current year.

Interest expense, net, increased $14.5 million in the first nine months of 2020 compared to the prior year primarily due to additional borrowings under the Company’s term loans and revolving credit facility to finance the closing of the Combination.

The Company’s effective tax rates for the first nine months of 2020 and 2019 were a benefit of 38.3% and an expense of 22.9%, respectively. The Company’s current year effective tax rate was impacted by the pre-tax loss for the nine months ended September 30, 2020, the tax effect of certain one-time pre-tax costs as well as certain one-time tax charges and benefits in the current period, including those mentioned in the three months analysis above as well as those related to the impact of recently issued U.S. tax regulations and other changes in the valuation allowance for foreign tax credits acquired with the Combination, additional charges for uncertain tax positions relating to certain foreign tax audits, and the tax impact of the Company’s termination of its legacy Quaker U.S. pension plan. Comparatively, the prior year effective tax rate was primarily impacted by certain non-deductible costs associated with the Combination. Excluding the impact of all non-core items in each quarter, described in the Non-GAAP and Pro Forma measures section below, the Company estimates that its effective tax rates were relatively consistent for the first nine months of 2020 and 2019 at approximately 23% and 22%, respectively.

Equity in net income of associated companies increased $0.7 million in the first nine months of 2020 compared to the first nine months of 2019, primarily due to additional earnings from Houghton’s 50% interest in a joint venture in Korea, partially offset by lower earnings as compared to the prior year period from the Company’s interest in a captive insurance company.

Foreign exchange negatively impacted the Company’s first nine months of 2020 results by approximately $0.27 per diluted share, primarily due to higher foreign exchange transaction losses year-over-year and, to a lesser extent, an aggregate negative impact from foreign currency translation on earnings.

Cash Flow and Liquidity Highlights

The Company had net operating cash flow of approximately $67.3 million during the third quarter of 2020, increasing its year-to-date net operating cash flow to $112.0 million in the first nine months of 2020 compared to $35.5 million in the first nine months of 2019. The $76.5 million increase in net operating cash flow year-over-year was primarily driven by additional earnings from Houghton and Norman Hay, releases in working capital as sales volumes declined due to COVID-19, and lower cash outflows associated with the Combination.

The Company has no material debt maturities until August 1, 2024. As of September 30, 2020, the Company’s total gross debt was $896.6 million and its cash on hand was $155.8 million. The Company’s net debt was $740.8 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.4 to 1 as of September 30, 2020. The Company’s consolidated net leverage ratio, as defined under its bank agreement, was approximately 2.9 to 1 as of September 30, 2020 compared to a maximum permitted leverage of 4.25 to 1. Based on current projections, including multiple forecasted scenarios of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

Non-GAAP and Pro Forma Measures

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, and pro forma net sales, net income (loss) attributable to Quaker Houghton, EBITDA, adjusted EBITDA, and adjusted EBITDA margin. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results and pro forma information are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income (loss) attributable to the Company before depreciation and amortization, interest expense, net, and taxes on (loss) income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income (loss) plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income (loss) before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income (loss) attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to the fourth quarter and full year 2020 expected adjusted EBITDA, 2021 projected adjusted EBITDA growth and other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2020 adjusted EBITDA of $217.1 million, which includes the nine months ended September 30, 2020 adjusted EBITDA of $156.5 million, as presented in the non-GAAP reconciliations below, as well as the three months ended December 31, 2019 adjusted EBITDA of $60.6 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2019 results press release dated March 2, 2020.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating income (loss)	$34,859	$(14,502)	$24,653	$25,858
Fair value step up of inventory sold	—	10,214	226	10,214
Houghton combination, integration and other acquisition-related expenses (a)	6,913	14,702	23,442	23,789
Restructuring and related charges	1,383	24,045	3,585	24,045
Customer bankruptcy costs	—	—	463	—
Charges related to the settlement of a non-core equipment sale	—	—	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Non-GAAP operating income	$43,155	$34,459	$90,369	$84,290
Non-GAAP operating margin (%)	11.8%	10.6%	8.8%	11.4%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to Quaker Chemical Corporation	$27,304	$(13,053)	$(8,812)	$16,382
Depreciation and amortization (a)(b)	21,022	14,312	63,764	24,014
Interest expense, net (c)	6,837	6,102	22,109	7,611
Taxes on income (loss) before equity in net income of associated companies (d)	2,245	(5,633)	(7,603)	4,096
EBITDA	$57,408	$1,728	$69,458	$52,103
Equity income in a captive insurance company	(542)	(524)	(697)	(1,260)
Fair value step up of inventory sold	—	10,214	226	10,214
Houghton combination, integration and other acquisition-related expenses (a)	6,913	14,702	22,679	23,789
Restructuring and related charges	1,383	24,045	3,585	24,045
Customer bankruptcy costs	—	—	463	—
Charges related to the settlement of a non-core equipment sale	—	—	—	384
Indefinite-lived intangible asset impairment	—	—	38,000	—
Pension and postretirement benefit costs, non-service components	(1,375)	513	22,491	2,304
Currency conversion impacts of hyper-inflationary economies	154	728	278	891
Adjusted EBITDA	$63,941	$51,406	$156,483	$112,470
Adjusted EBITDA margin (%)	17.4%	15.8%	15.2%	15.2%

Adjusted EBITDA	$63,941	$51,406	$156,483	$112,470
Less: Depreciation and amortization (b)	21,022	14,312	63,002	24,014
Less: Interest expense, net - adjusted (c)	6,837	5,747	22,109	5,531
Less: Taxes on income (loss) before equity in net income of associated companies – adjusted (d)	8,337	6,086	15,473	17,913
Non-GAAP net income	$27,745	$25,261	$55,899	$65,012

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders (e)	$1.53	$(0.80)	$(0.50)	$1.14
Equity income in a captive insurance company per diluted share	(0.03)	(0.03)	(0.04)	(0.09)
Fair value step up of inventory sold per diluted share	—	0.47	0.01	0.53
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.30	0.75	1.03	1.50
Restructuring and related charges per diluted share	0.06	1.13	0.15	1.28
Customer bankruptcy costs per diluted share	—	—	0.02	—
Charges related to the settlement of a non-core equipment sale per diluted share	—	—	—	0.02
Indefinite-lived intangible asset impairment per diluted share	—	—	1.65	—
Pension and postretirement benefit costs, non-service components per diluted share	(0.06)	0.02	0.83	0.12
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.05	0.02	0.06
Transition tax adjustments per diluted share	—	(0.03)	—	(0.03)
Impact of certain discrete tax items per diluted share	(0.25)	—	(0.02)	—
Non-GAAP earnings per diluted share (e)	$1.56	$1.56	$3.15	$4.53

(a)	The Company recorded $0.8 million of accelerated depreciation expense during the nine months ended September 30, 2020, related to the Combination, of which $0.7 million was recorded in COGS and $0.1 million was recorded in Combination, integration and other acquisition-related expenses. This amount is recorded within COGS is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income (loss) to Non-GAAP operating income and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, this amount is recorded within the caption Depreciation and amortization in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, it is excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. There was no similar accelerated depreciation expense in the three months ended September 30, 2020 or the three and nine months ended September 30, 2019.

(b)	Depreciation and amortization for the three and nine months ended September 30, 2020 includes approximately $0.2 million and $0.9 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statements of Operations, attributable to the amortization of the fair value step up for Houghton’s 50% interest in a joint venture in Korea as a result of required purchase accounting. Comparatively, the three and nine months ended September 30, 2019 includes $0.1 million of similar amortization expense recorded within equity in net income of associated companies.

(c)	Interest expense, net – adjusted excludes $0.4 million and $2.1 million for the three and nine months ended September 30, 2019, respectively, of interest costs the Company incurred to maintain the bank commitment to finance the Combination, prior to executing the Company’s credit facility and closing the Combination on August 1, 2019.

(d)	Taxes on income (loss) before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. In addition, this caption also includes the impact of certain specific tax charges and benefits which the Company does not consider core or indicative of future performance, including tax benefits of $4.5 million and $0.4 million in the three and nine months ended September 30, 2020 and incremental tax expense of $0.4 million during both the three and nine months ended September 30, 2019.

(e)	The Company’s calculation of GAAP and non-GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders for the three and nine months ended September 30, 2020 and 2019 was impacted by the 4.3 million share issuance in connection with closing the Combination. As a result, the per diluted share result for each of the first three quarters of 2019, as reported on a standalone basis, may not add up to the per diluted share result for the nine months ended September 30, 2019.

Pro Forma Adjusted Measures and Reconciliations

The Company has provided certain unaudited pro forma financial information in this press release. The unaudited pro forma financial information is based on the historical consolidated financial statements and results of both Quaker and Houghton, and has been prepared to illustrate the effects of the Combination. The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of Quaker Houghton’s past results of operations, nor is it indicative of the future operating results of Quaker Houghton and should not be considered a substitute for the financial information presented in accordance with GAAP. The Company has not provided pro forma financial information as it relates to the acquired operating divisions of Norman Hay plc based on materiality. The following schedules present the Company’s unaudited pro forma 2019 financial information (see footnote a) for net sales, as well as net (loss) income attributable to Quaker Houghton and the applicable reconciliation to EBITDA and adjusted EBITDA on a pro forma non-GAAP basis (dollars in millions unless otherwise noted):

	Three months ended September 30, 2019
	As Reported	Houghton.	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$325	$72	$(9)	$(2)	$386

Net (loss) income attributable to Quaker Houghton	$(13)	$(7)	$(1)	$2	$(20)
Depreciation and amortization	14	4	—	0	19
Interest expense, net	6	5	—	(2)	9
Taxes on (loss) income (d)	(6)	4	(0)	0	(2)
EBITDA *	2	6	(1)	0	7
Combination, integration and other acquisition-related expenses	15	40	—	—	55
Gain on sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton inventory sold	10	—	—	—	10
Restructuring and related charges	24	—	—	—	24
Other addbacks (e)	1	0	—	—	1
Adjusted EBITDA *	$51	$11	$(1)	$0	$61
Adjusted EBITDA margin * (%)	16%	15%	13%	-5%	16%

	Nine months ended September 30, 2019
	As Reported	Houghton	Divestitures (b)	Other (c)	Pro Forma *
Net sales	$742	$475	$(34)	$(13)	$1,171

Net income (loss) attributable to Quaker Houghton	$16	$(3)	$(6)	$9	$16
Depreciation and amortization	24	31	—	3	58
Interest expense, net	8	33	—	(14)	26
Taxes on income (loss) (d)	4	(1)	(2)	3	4
EBITDA *	52	60	(8)	1	104
Combination, integration and other acquisition-related expenses	24	44	—	—	68
Gain on sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton inventory sold	10	—	—	—	10
Restructuring and related charges	24	—	—	—	24
Other addbacks (e)	2	(0)	—	—	2
Adjusted EBITDA *	$112	$68	$(8)	$1	$173
Adjusted EBITDA margin * (%)	15%	14%	24%	-4%	15%

* Certain amounts may not calculate due to rounding, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (%) as well as the total pro forma financial results as presented for combined Quaker Houghton

(a)	As reported results for the three and nine months ended September 30, 2019 include two months of Houghton’s operations as the Combination closed on August 1, 2019. Houghton reflects the results prior to closing of the Combination, including the month of July 2019 for the three months ended September 30, 2019 and year-to-date July 2019, for the nine months ended September 30, 2019. Pro forma results for the three and nine months ended September 30, 2020 have not been presented above because the actual results for Quaker Houghton as presented in this press release are the applicable comparative results.

(b)	Divestitures includes the elimination of results associated with divested product lines.

(c)	Other includes: (i) additional depreciation and amortization expense based on the initial estimates of fair value step up and estimated useful lives of depreciable fixed assets, definite-lived intangible assets and investment in associated companies acquired; (ii) adoption of required accounting guidance and alignment of related accounting policies; (iii) elimination of transactions between Quaker and Houghton; and (iv) an adjustment to interest expense, net, to reflect the impact of the new financing and capital structure of the combined Company.

(d)	Taxes on income (loss) related to the Divestiture and Other reflect each tax effected at the U.S. tax rate of 21%.

(e)	Other addbacks includes: (i) equity income in a captive insurance company; (ii) currency conversion impacts of hyper-inflationary economies; (iii) pension and postretirement benefit costs, non-service components; and for the nine months ended September 30, 2019, charges related to the settlement of a non-core equipment sale.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, or financial condition and expectations regarding our liquidity position and our continued compliance with the terms of the Company’s credit facility on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination, the impacts on our business as a result of the COVID-19 pandemic and any projected global economic rebound or anticipated positive results due to Company actions taken in response to the pandemic, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, industrial equipment, and durable goods manufacturers. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent, duration and strength of the resurgence of the pandemic, the severity of the disease and the number of people infected with the virus, the continued uncertainty regarding widespread availability of a vaccine, the effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, and governmental programs implemented to assist businesses impacted by the COVID-19 pandemic. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of the combined company as well as other acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions during the remainder of 2020 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020, as well as in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its third quarter performance is scheduled for November 6, 2020 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,500 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$367,224	$325,130	$1,031,825	$742,209

Cost of goods sold	227,032	220,073	660,396	486,224

Gross profit	140,192	105,057	371,429	255,985
%	38.2%	32.3%	36.0%	34.5%

Selling, general and administrative expenses	97,037	80,812	282,405	182,293
Indefinite-lived intangible asset impairment	-	-	38,000	-
Restructuring and related charges	1,383	24,045	3,585	24,045
Combination, integration and other acquisition-related expenses	6,913	14,702	22,786	23,789

Operating income (loss)	34,859	(14,502)	24,653	25,858
%	9.5%	-4.5%	2.4%	3.5%

Other (expense) income, net	(239)	203	(22,407)	(389)
Interest expense, net	(6,837)	(6,102)	(22,109)	(7,611)
Income (loss) before taxes and equity in net income of associated companies	27,783	(20,401)	(19,863)	17,858

Taxes on income (loss) before equity in net income of associated companies	2,245	(5,633)	(7,603)	4,096
Income (loss) before equity in net income of associated companies	25,538	(14,768)	(12,260)	13,762

Equity in net income of associated companies	1,804	1,787	3,536	2,806

Net income (loss)	27,342	(12,981)	(8,724)	16,568

Less: Net income attributable to noncontrolling interest	38	72	88	186

Net income (loss) attributable to Quaker Chemical Corporation	$27,304	$(13,053)	$(8,812)	$16,382
%	7.4%	-4.0%	-0.9%	2.2%

Share and per share data:
Basic weighted average common shares outstanding	17,743,538	16,185,724	17,704,662	14,271,121
Diluted weighted average common shares outstanding	17,800,865	16,185,724	17,704,662	14,313,971

Net income (loss) attributable to Quaker Chemical Corporation common shareholders - basic	$1.53	$(0.80)	$(0.50)	$1.15
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - diluted	$1.53	$(0.80)	$(0.50)	$1.14

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2020	2019
ASSETS

Current assets
Cash and cash equivalents	$155,750	$123,524
Accounts receivable, net	338,875	375,982
Inventories, net	171,327	174,950
Prepaid expenses and other current assets	52,612	41,516
Total current assets	718,564	715,972

Property, plant and equipment, net	187,880	213,469
Right of use lease assets	39,781	42,905
Goodwill	612,144	607,205
Other intangible assets, net	1,045,040	1,121,765
Investments in associated companies	92,163	93,822
Deferred tax assets	13,085	14,745
Other non-current assets	44,531	40,433
Total assets	$2,753,188	$2,850,316

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$38,630	$38,332
Accounts and other payables	165,582	170,929
Accrued compensation	36,994	45,620
Accrued restructuring	8,893	18,043
Other current liabilities	87,041	87,010
Total current liabilities	337,140	359,934

Long-term debt	846,070	882,437
Long-term lease liabilities	28,061	31,273
Deferred tax liabilities	189,439	211,094
Other non-current liabilities	126,047	123,212
Total liabilities	1,526,757	1,607,950

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2020 - 17,830,541 shares; 2019 - 17,735,162 shares	17,831	17,735
Capital in excess of par value	900,602	888,218
Retained earnings	382,521	412,979
Accumulated other comprehensive loss	(75,010)	(78,170)
Total Quaker shareholders' equity	1,225,944	1,240,762
Noncontrolling interest	487	1,604
Total equity	1,226,431	1,242,366
Total liabilities and equity	$2,753,188	$2,850,316

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(8,724)	$16,568
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of debt issuance costs	3,562	792
Depreciation and amortization	62,818	23,868
Equity in undistributed earnings of associated companies, net of dividends	1,415	(129)
Acquisition-related fair value adjustments related to inventory	229	10,214
Deferred compensation, deferred taxes and other, net	(30,657)	(17,204)
Share-based compensation	17,820	3,042
Loss (gain) on disposal of property, plant, equipment and other assets	105	(111)
Insurance settlement realized	(818)	(624)
Indefinite-lived intangible asset impairment	38,000	-
Combination and other acquisition-related expenses, net of payments	2,498	(14,218)
Restructuring and related charges	3,585	24,045
Pension and other postretirement benefits	16,219	434
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	30,225	2,655
Inventories	2,137	1,376
Prepaid expenses and other current assets	(113)	(10,931)
Change in restructuring liabilities	(12,772)	(4,645)
Accounts payable and accrued liabilities	(13,481)	344
Net cash provided by operating activities	112,048	35,476

Cash flows from investing activities
Investments in property, plant and equipment	(12,184)	(10,112)
Payments related to acquisitions, net of cash acquired	(3,132)	(798,064)
Proceeds from disposition of assets	11	75
Insurance settlement interest earned	41	185
Net cash used in investing activities	(15,264)	(807,916)

Cash flows from financing activities
Payments of term loan debt	(28,132)	-
Proceeds from long term debt	-	750,000
(Repayments) borrowings on revolving credit facilities, net	(16,485)	85,966
(Repayments) borrowings on other debt, net	(527)	415
Financing-related debt issuance costs	-	(23,747)
Dividends paid	(20,520)	(15,003)
Stock options exercised, other	2,385	733
Purchase of noncontrolling interest in affiliates	(1,047)	-
Distributions to noncontrolling affiliate shareholders	(751)	-
Net cash (used in) provided by financing activities	(65,077)	798,364

Effect of foreign exchange rate changes on cash	(529)	(1,889)

Net increase in cash, cash equivalents and restricted cash	31,178	24,035
Cash, cash equivalents and restricted cash at the beginning of the period	143,555	124,425
Cash, cash equivalents and restricted cash at the end of the period	$174,733	$148,460